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                                                                   EXHIBIT 99.1
Contact: Donald R. Peck

(978) 988-8848

FOR IMMEDIATE RELEASE

             CENTENNIAL TECHNOLOGIES ADOPTS SHAREHOLDER RIGHTS PLAN

BOSTON, MA, MARCH 16, 1999 - CENTENNIAL TECHNOLOGIES, INC. (Ticker: CENL) announced today that its Board of Directors adopted a Shareholder Rights Plan under which Centennial shareholders will receive a stock purchase right for each share of Common Stock they hold as of the close of business on March 31, 1999.

Centennial's President and Chief Executive Officer L. Michael Hone addressed the reasons for the Shareholder Rights Plan - to strengthen the Board's ability to protect shareholder interests in the event the Company is confronted with coercive or unfair takeover tactics. "The rights plan will not restrict the Board's consideration of any takeover offer. However, the Board wants to protect the best interests of the Company's shareholders," said Hone. "Takeover tactics may include partial or two-tiered tender offers that do not treat all shareholders equally, the acquisition of shares constituting control without offering fair value to all shareholders, or other abusive takeover tactics. These tactics can unfairly pressure shareholders, squeeze them out of their investment without giving them any meaningful choice, and deprive them of the full value of their shares." Hone noted that more than 3,500 public companies have adopted similar plans.

Each Right will entitle Centennial shareholders to purchase one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $6.00 (the "Exercise Price"). The Rights will be exercisable only if a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock or announced a tender or exchange offer that would result in such person or group owning 15% or more of the Company's Common Stock.

If any person becomes the beneficial owner of 15% or more of the shares of the Company's Common Stock (except, in general, pursuant to a tender or exchange offer for all shares at a fair price as determined by the Company's Board of Directors), each Right not owned by the 15% or more shareholder will enable its holder to purchase, at the Exercise Price (in lieu of shares of junior participating preferred stock), that number of shares of the Company's Common Stock which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. In addition, if the Company is involved in a merger or other business combination transaction not approved by the Company's Board of Directors with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or it sells or transfers 50% or more of its assets or



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earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of Common Stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event.

The Company will generally be entitled to redeem the Rights at $.001 per Right at any time until the 10th day following public announcement that any 15% stock position has been acquired and in certain other circumstances. The Rights will expire on March 16, 2009 unless earlier redeemed or exchanged.

This press release contains forward-looking statements. The matters expressed in such statements are subject to numerous risks and uncertainties, including, without limitation, the effectiveness of the Shareholder Rights Plan in deterring tender or exchange offers that fail to provide shareholders with the fair value of their investments in the Company, and other risks identified in filings made by Centennial Technologies, Inc. with the Securities and Exchange Commission (the "Commission") including Centennial's Form 10-Q filed with the Commission on February 8, 1999 under the heading "Risk Factors."

Centennial Technologies, Inc. provides custom and industry standard PC Cards for original equipment manufacturers. Centennial is a global leader in the integration of patented and proprietary technology into application specific cards for commercial, industrial and military markets. The Company's headquarters and ISO 9001 certified engineering and manufacturing facility is located in the Boston, Massachusetts area, with sales and services offices in California, North Carolina, Indiana and Pennsylvania. The Company's international sales and service operations are headquartered in the United Kingdom. More information about Centennial can be obtained on the Internet at http://www.cent-tech.com.






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